Exhibit 99.1

XL Group plc XL House One Bermudiana Road Hamilton HM 08 Bermuda Phone (441) 292-8515 Fax (441) 292-5280

Press Release

Contact:	David Radulski	Carol Parker Trott
	Investor Relations	Media Relations
	(441) 294-7460	(441) 294-7290

XL ANNOUNCES TENDER OFFER FOR SERIES C PREFERENCE
ORDINARY SHARES

HAMILTON, BERMUDA, July 18, 2011 – XL Group plc (NYSE: XL) (“XL”) announced today that its wholly owned subsidiary, XL Group Ltd. (“XL-Cayman”), has commenced a cash tender offer for any and all of its 2,876,000 outstanding Series C Preference Ordinary Shares, liquidation preference $25.00 per share. The tender offer is being made solely pursuant to the Offer to Purchase dated July 18, 2011 and the accompanying Letter of Transmittal. The terms and conditions of the tender offer are more fully set forth in those documents.

Upon the terms and subject to the conditions set forth in the Offer to Purchase, XL-Cayman is offering to pay a purchase price of $25.00 for each preference share it purchases, plus an amount equal to accrued but unpaid dividends up to, but not including, the date of purchase.

The tender offer will expire at 5:00 p.m., New York City time, on August 15, 2011, unless XL-Cayman extends or terminates the tender offer.

The tender offer is not contingent upon any minimum number of preference shares being tendered or the availability of financing. It is subject to customary conditions for transactions of this type.

Holders of preference shares who have any questions regarding the terms of the tender offer should contact the dealer manager, Goldman, Sachs & Co., at (800) 828-3182 (U.S. toll-free) or (212) 357-4692 (collect). Copies of the Offer to Purchase, the Letter of Transmittal or any related documents may be obtained from Global Bondholder Services Corporation, the Information Agent, at (866) 857-2200 (U.S. toll-free).

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO SELL OR PURCHASE, OR THE SOLICITATION OF AN OFFER TO BUY OR SELL, ANY OF THE PREFERENCE SHARES OR ANY OTHER SECURITIES OF XL OR ITS SUBSIDIARIES AND SHALL NOT CONSTITUTE AN OFFER, SOLICITATION, PURCHASE OR SALE OF ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION, PURCHASE OR SALE WOULD BE UNLAWFUL.

XL was formed in 1986 in response to the unmet risk management needs of 68 of the world's largest companies. This year, as XL celebrates its 25th anniversary, it remains the company clients look to for innovative insurance and reinsurance solutions for their most complex risks. XL Group plc, through its subsidiaries, is a global insurance and reinsurance company providing property, casualty, and specialty products to industrial, commercial, and professional firms, insurance companies and other enterprises on a worldwide basis. Its principal offices are located at No. 1 Hatch Street Upper, 4th Floor, Dublin 2, Ireland.

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This press release contains forward-looking statements. Such statements involve inherent risks and uncertainties. Statements that are not historical facts, including statements about XL’s and XL-Cayman’s belief or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations, all of which involve risk and uncertainty. Actual results may differ materially from those projected in such forward-looking statements, including regarding the conduct and outcome of the tender offer described above, and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual events or results to differ materially from those in such forward-looking statements is set forth in XL’s most recent annual report on Form 10-K, quarterly report on Form 10-Q and XL’s other documents on file with the Securities and Exchange Commission. XL undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.